SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 17, 2005

(Date of earliest event report)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Federal Way, Washington 98063-9777

(Address of principal executive offices)
(zip code)

Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On February 17, 2005, Weyerhaeuser Company Limited, a wholly-owned subsidiary of Weyerhaeuser Company (“Weyerhaeuser”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Coastal Acquisition Ltd., a wholly-owned subsidiary of Brascan Corporation (“Buyer”). Other than in respect of the Purchase Agreement and the agreements entered into in connection therewith, there are no material relationships between Weyerhaeuser and its affiliates, on the one hand, and Buyer and its affiliates, on the other hand.

     The Purchase Agreement provides for the sale by Weyerhaeuser of its B.C. Coastal Group Assets (the “Assets”) to Buyer. The Assets include 635,000 acres of private timberlands owned by Weyerhaeuser and the annual harvesting rights to 3.6 million cubic meters of public land timber. The Assets also include five softwood sawmills, with a combined annual production of approximately 690 million board feet, and two remanufacturing facilities. In consideration for the sale of the Assets Buyer will make an initial cash payment of approximately CDN $1.2 billion plus working capital, and will assume specified liabilities relating to the Assets. Weyerhaeuser will retain certain other liabilities related to the Assets not specifically being assumed by Buyer.

     The transaction, which is expected to close in the second quarter of 2005, is not subject to a financing contingency, but is subject to customary conditions, including the receipt of regulatory approvals.

     The Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) The following items are filed as exhibits to this report:

10.1 Asset Purchase Agreement dated February 17, 2005 between Coastal Acquisition LTD. and Weyerhaeuser Company Limited

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By	/s/ Steven J. Hillyard

Its:	Vice President and Chief Accounting Officer

Date: February 17, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1	Asset Purchase Agreement dated February 17, 2005 between Coastal Acquisition LTD. and Weyerhaeuser Company Limited